EXHIBIT 23.2

[Letterhead]

Deloitte &

Touche LLP

111 S. Wacker Drive
Chicago, Illinois 60606

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of the John Deere Omnibus Equity and Incentive Plan on Form S-8 of our report relating to the financial statements and financial statement schedule of Deere & Company and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated December 16, 2005, appearing in the Annual Report on Form 10-K of Deere & Company and subsidiaries for the year ended October 31, 2005.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Chicago, Illinois

February 21, 2006

B-1